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                                                                      Exhibit 10

                              FIRST AMENDMENT TO
                       AMENDED AND RESTATED ALLIED GROUP
                       INTERCOMPANY OPERATING AGREEMENT


     THIS AMENDMENT is made this 1st day of November, 1993, by and between ALLIED Mutual Insurance Company ("Mutual"), ALLIED Group, Inc. ("AGI"), and ALLIED Life Financial Corporation ("ALFC").

     WHEREAS, Mutual, AGI, and ALFC and their respective subsidiaries entered into the Amended and Restated ALLIED Group Intercompany Operating Agreement on August 25, 1993 (the "Agreement"); and

     WHEREAS, on October 14, 1993, the Executive Committee of the Board of Directors for each of Mutual, AGI, and ALFC approved certain amendments to the Agreement regarding the Coordinating Committee:

     NOW, THEREFORE, in consideration of the foregoing, and or the mutual covenants set forth below and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. The Agreement is hereby amended by changing the heading for Article XI from "Arbitration" to "Coordinating Committee; Arbitration".

     2. Sections 11.1, 11.2, 11.3, and 11.4 are renumbered as Sections 11.2, 11.3, 11.4, and 11.5.

     3.  New Section 11.1 is added as follows:

             Section 11.1. Coordinating Committee. All disputes under this Agreement shall be referred for resolution to the Coordinating Committee. Each of the coordinating committees of Mutual, AGI, and ALFC
         (a) has the right to participate in each and every Coordinating Committee deliberation unless it elects to abstain therefrom and (b) has one vote which shall be cast for or against any such decision unless it elects to abstain. Each such coordinating committee shall be comprised of two persons, one of whom shall constitute a quorum for the transaction of any business. All decisions of the Coordinating Committee must be unanimous, except for abstentions. All decisions of the Coordinating Committee are binding on the parties hereto.

     4.  Section 17.15 of the Agreement is amended as follows:

             Section 17.15. Coordinating Committee. The term "Coordinating Committee" shall mean the joint meeting of the coordinating committees established by Mutual, AGI,


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         and ALFC in accordance with their respective bylaws or pursuant to resolution for the purpose, among others, of resolving issues under this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year above first written.

ALLIED Mutual Insurance Company

By: /s/ Douglas L. Andersen
   --------------------------------
   Douglas L. Andersen, President

By: /s/ George T. Oleson
   --------------------------------
   George T. Oleson, Secretary


ALLIED Group, Inc.

By: /s/ John E. Evans
   --------------------------------
   John E. Evans, Chairman of the
    Board and President

By: /s/ George T. Oleson
   --------------------------------
   George T. Oleson, Secretary


ALLIED Life Financial Corporation

By: /s/ Samuel J. Wells
   --------------------------------
   Samuel J. Wells, President

By: /s/ George T. Oleson
   --------------------------------
   George T. Oleson, Secretary



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